Exhibit 99.1
Press Release Dated June 1, 2012

Two River’s CEO, John R. McKowen and Others Enter Into Agreement to Purchase Company’s Common Stock
DENVER – June 1, 2012– Two Rivers Water Company (OTC QB: TURV) (http://www.2riverswater.com) announced today that John R. McKowen, the Company’s Founder, Chairman and CEO and a group of investors have entered into a Stock Purchase Agreement (“SPA”) with a seven-member group of investors.

Under the SPA, a copy of which will be timely filed with the SEC, Mr. McKowen and other investors have agreed to purchase stock and place additional stock under options exercisable over the next two years.  In addition to selling stock and covered options to Mr. McKowen and the other investors, the seven-member selling group has agreed to lock up their remaining shares of the Company’s common stock for a period of two years.  In all, the SPA involves 6,503,570 shares, roughly 22% of the Company’s outstanding common stock.  The SPA was approved by the Company’s Board of Directors at a special meeting earlier today.  The initial closing is scheduled during the week of June 4, 2012.

ABOUT TWO RIVERS WATER COMPANY

Two Rivers Water Company acquires and develops high yield irrigated farmland and the associated water rights in the western United States, and is presently focusing on the Huerfano and Cucharas two river basin in southern Colorado. At the present time, Two Rivers Water operates two core businesses, organic crop production and traditional cropping. We are aggressively expanding operations through various funding mechanisms to develop our business model in southern Colorado with a view to the future implementation of this business model in other areas in the arid West.

This news release contains "forward-looking statements," as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with developing and acquiring land and water resources. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in the press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate.

CONTACT:
Two Rivers Water Company
John McKowen, CEO
(303) 222-1000
jmckowen@2riverswater.com

The Investor Relations Group
Dillon Heins
212.825.3210

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